Exhibit 12.3

CERTIFICATIONS

I, Dr. John Coustas, certify that:

1. I have reviewed this annual report on Form 20-F/A of Danaos Corporation; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: March 6, 2025

/s/ Dr. John Coustas
Dr. John Coustas
President and Chief Executive Officer